Exhibit 99.1

Contact:	Chuck Jones
770-752-3594, office
770-289-0894, cell
chuck.jones@choicepoint.com

Release No.:	06-031

ChoicePoint® Names Carol A. DiBattiste

As General Counsel and Chief Privacy Officer

ALPHARETTA, Ga. – September 27, 2006 – ChoicePoint (NYSE: CPS) has named Carol A. DiBattiste as General Counsel and Chief Privacy Officer. DiBattiste, a former federal prosecutor and executive with the U.S. Department of Justice, has served as the company’s Chief Credentialing, Compliance and Privacy officer since April 2005.

“Carol’s expertise and leadership has been invaluable as we built our expanded credentialing and compliance functions as well as our expanded privacy policies this past year,” noted ChoicePoint Chairman and CEO Derek V. Smith. “Carol’s knowledge and experience make her well suited to addressing the broader opportunities ahead of us.”

J. Michael de Janes, who has served as the company’s General Counsel since ChoicePoint’s launch in 1997, will now lead the company’s data acquisition efforts as Chief Data Officer.

“Michael has been an important member of our executive team through our first decade as a public company,” commented Smith. “After working with our businesses on marketplace, data and product issues since 1997, Michael is uniquely positioned to move into this vital business unit role.”

About ChoicePoint

ChoicePoint (NYSE: CPS) helps businesses, government agencies and nonprofit organizations make better decisions through information and technology solutions. Each year, ChoicePoint helps more than six million people get the jobs they deserve and more than 100 million people get fairly priced home and auto insurance. Small businesses can obtain affordable commercial insurance because of our products. Businesses can cut costs through our authentication and anti-fraud tools. Government agencies use our data and technology to fulfill their missions in all parts of the world. Visit www.choicepoint.com for more information.

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ChoicePoint and the ChoicePoint logo are registered trademarks of ChoicePoint Asset Company.